Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 884-2463, msullivan@susser.com

Dennard ■ Lascar Associates, LLC
Anne Pearson, Senior Vice President
FOR IMMEDIATE RELEASE		(210) 408-6321, apearson@dennardlascar.com
Susser Holdings Reports Second Quarter 2014 Results

•	Same-store merchandise sales up 4.0%

•	Retail merchandise margin of 33.8%

•	Five new Stripes® stores opened, two locations acquired

•	Receives first IDR payment from SUSP

CORPUS CHRISTI, Texas, August 8, 2014 - Susser Holdings Corporation (NYSE: SUSS) today reported financial and operating results for the second quarter ended June 29, 2014. Results detailed below include the results of Susser Petroleum Partners LP (NYSE: SUSP) unless otherwise noted.
Same-store merchandise sales increased 4.0 percent in the second quarter of 2014, which included the Easter holiday, versus growth of 2.2 percent in the second quarter of 2013. Last year Easter fell in the first quarter. Average retail gallons sold per store increased 2.0 percent, excluding the results of the recently acquired Sac-N-Pac™ stores, compared with growth of 5.5 percent a year earlier. Including the Sac-N-Pac™ stores, average retail gallons per store declined 0.4 percent, due to Sac-N-Pac's smaller average store size and lower fuel volumes. Retail net merchandise margin was 33.8 percent, versus 34.3 percent in the second quarter of 2013.
Retail fuel margin before credit card expense averaged 18.7 cents per gallon, versus 18.2 cents last year. That compares to an average second quarter retail fuel margin of 22.0 cents per gallon over the previous five years, calculated as if the 3-cent-per-gallon mark-up charged by Susser Petroleum Partners had been in place for the entire period.
Net income attributable to Susser Holdings was $12.3 million, or $0.56 per diluted share for the second quarter, versus a reported net loss of $4.3 million, or $0.20 per diluted share in the second quarter of 2013. 2014 results include the impact of $3.1 million of pre-tax charges related to the proposed merger with a subsidiary of Energy Transfer Partners, L.P. (“ETP”), and 2013 included the impact of a $26.2 million debt refinancing charge. Excluding these charges, adjusted net income for the second quarter of 2014 was $14.3 million, or $0.66 per diluted share, compared to $12.5 million, or $0.59 per diluted share in 2013.

Adjusted EBITDA(1) was $50.0 million, or $53.1 million excluding the ETP merger charges that are included in reported general and administrative expense, compared to $50.5 million a year ago. Consolidated gross profit totaled $192.7 million, a 14.7 percent increase versus last year, due to merchandise and fuel sales growth.
Second quarter consolidated revenues were $1.9 billion, up 19.7 percent from the second quarter of 2013. This increase reflects a 15.8 percent increase in merchandise sales, a 15.0 percent increase in retail fuel sales and a 30.5 percent increase in wholesale fuel sales to third parties.
“As expected, same-store merchandise sales growth was strong, in part due to the contribution of the Easter holiday sales activity in the second quarter,” said Sam L. Susser, Susser Chairman, President and Chief Executive Officer. “Sales from our propriety Laredo Taco Company® restaurant concept continue to be a strong driver of same-store performance.
“Average retail gallons per store performance was softer in the quarter after two years of very strong growth. This was due in part to short-term fuel shortages in certain markets caused by refinery shutdowns and transportation capacity issues that have since improved. Rising fuel costs and additional competitor site openings also impacted fuel volumes and profitability.
“We have a record 17 new Stripes® stores under construction that should be open by year-end, and we are on track to complete our previously announced merger with Dallas-based ETP in the third quarter of this year. We are off to a very strong start in July, giving us excellent momentum as we prepare to merge with ETP.” Susser said.
New Convenience Store and Wholesale Business Update
Susser Holdings opened five new large-format Stripes® convenience stores and acquired two existing stores during the second quarter. As of June 29, the Company operated 636 convenience stores, of which 408 included a restaurant, primarily Laredo Taco Company®. Year-to-date, the Company has opened 11 new-build stores and acquired 49 existing stores, including 47 Sac-N-Pac™ locations. Four of these stores opened since the end of the second quarter, and 17 new Stripes® stores are currently under construction.
In the wholesale segment, 11 new contracted sites were added in the second quarter and three sites were discontinued for a total of 624 contracted branded sites as of June 29. Year-to-date, the company has added 38 sites and discontinued five, including the 19 dealer sites acquired in connection with the Sac-N-Pac acquisition. Susser expects to add a total of 50 to 65 new wholesale branded dealers and consignment sites for the full year.
Susser Holdings consolidated capital spending was $67.9 million for the second quarter, including $36.7 million at SUSP. We completed sale leaseback transactions with SUSP for six new Stripes locations in the second quarter for a total cost of $31.0 million, and have completed three additional sale leasebacks to date during the third quarter, bringing the year-to-date total to 16 sites for a total of $70.7 million.
Susser Petroleum Partners Declares First IDR Payment
Effective with the second quarter distribution by Susser Petroleum Partners of $0.5197 per unit, Susser Holdings - which owns SUSP’s general partner, 50.2 percent of SUSP units and all of its incentive distribution rights (IDRs) - will receive its first IDR payment of approximately $64,000 at the end of August, in addition to its share of distribution to common and subordinated units for the second quarter.
Second Quarter Financial and Operating Highlights
Merchandise - Merchandise sales were $318.2 million, a 15.8 percent increase from a year ago. Approximately $11.0 million of the increase came from stores that have been open a year or longer, the remaining increase came from 75 stores that were opened or acquired during the last four quarters. Same-store merchandise sales rose 4.0 percent, versus 2.2 percent in the second quarter of last year. Sales from food service, beer and packaged drinks were the primary drivers of merchandise sales growth.
Net merchandise margin as a percentage of sales was 33.8 percent, versus 34.3 percent a year earlier. Merchandise gross profit increased 14.4 percent year-over-year to $107.7 million. Gross profit growth was led by an $11.5 million contribution from new stores and a $1.1 million same-store increase from food service.
Retail Fuel - Retail fuel volumes grew 11.8 percent from a year ago to 263.9 million gallons. Average gallons sold per store were approximately 32,400 gallons per week, a decline of 0.4 percent. Excluding the impact from the recently acquired Sac-N-Pac stores, retail fuel sales increased 2.0 percent year-over-year. Retail fuel revenues increased 15.0 percent from a year ago to $926.7 million as a result of increased gallons sold as well as a 2.9 percent - or 10-cent-per-gallon - increase in the average selling price of fuel.
Retail fuel gross margin averaged 18.7 cents per gallon, versus 18.2 cents per gallon a year ago. After deducting credit card expense, net fuel margin was 12.8 cents per gallon, versus 12.7 cents in the prior-year period. Retail fuel gross profit increased 15.1 percent year-over-year to $49.5 million as a result of the higher volumes sold and higher profit margin per gallon.
Wholesale Fuel - Susser's wholesale segment includes all of SUSP's operations along with the consignment sales and transportation businesses that were not contributed to SUSP in the IPO in September 2012. Wholesale fuel volumes sold to third parties - which includes all gallons except those distributed to Susser's retail stores - were up 27.5 percent from a year ago to 199.1 million gallons. Wholesale fuel revenues increased 30.5 percent to $614.7 million versus a year ago. This increase reflects the impact of higher volumes sold as well as a 2.3 percent - or 7-cent-per-gallon - increase in the selling price of fuel compared with the second quarter of last year.
Wholesale fuel gross margin from third parties was 6.5 cents per gallon, up from 6.4 cents a year earlier. Wholesale fuel gross profit, including sales to Stripes and Sac-N-Pac stores, increased 21.2 percent year-over-year to $20.7 million. This increase was mainly the result of increased gallons sold, including the impact of the Gainesville Fuel acquisition completed in September 2013, and a 0.4 percent increase in third-party margin per gallon.
_______________________

(1)
Adjusted EBITDA is a non-GAAP financial measure of performance that has limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under “Key Operating Metrics” later in this news release for a discussion of our use of Adjusted EBITDA and Adjusted EBITDAR, and a reconciliation to net income (loss) attributable to Susser Holdings Corporation for the periods presented.

Second Quarter Earnings Conference Call

Susser's management team will hold a conference call today at 11:00 a.m. ET (10:00 a.m. CT) to discuss second quarter 2014 results for both Susser Holdings Corporation and Susser Petroleum Partners LP. To participate in the call, dial 719-457-2689 10 minutes early and ask for the Susser conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Susser Holdings' web site at www.susser.com and Susser Petroleum Partners' web site at www.susserpetroleumpartners.com under Events and Presentations. A telephone replay will be available through August 15 by calling 719-457-0820 and using the access code 5051315#.
Susser Holdings Corporation is a third-generation family led business based in Corpus Christi, Texas that operates approximately 640 convenience stores in Texas, New Mexico and Oklahoma under the Stripes® and Sac-N-Pac™ banners. Restaurant service is available in approximately 410 of its stores, primarily under the proprietary Laredo Taco Company® brand. Susser Holdings also is majority owner and owns the general partner of Susser Petroleum Partners LP, which distributes approximately 1.7 billion gallons of motor fuel annually to Stripes® stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma, Kansas and Louisiana.

Forward-Looking Statements

This news release contains "forward-looking statements" which may describe Susser's objectives, expected results of operations, targets, plans, strategies, costs, anticipated capital expenditures, potential acquisitions, new store openings and/or new dealer locations, management’s expectations, beliefs or goals regarding the proposed merger with ETP and SUSS and the expected timing of the merger. These statements are based on current plans, expectations and projections and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competitive pressures from convenience stores, gasoline stations, other non-traditional retailers located in our markets and other wholesale fuel distributors; dangers inherent in storing and transporting motor fuel; pending or future consumer or other litigation or adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; inability to build or acquire and successfully integrate new stores; volatility in crude oil and wholesale petroleum costs; increasing consumer preferences for alternative motor fuels, or improvements in fuel efficiency; general economic, financial and political conditions; our dependence on our subsidiaries for cash flow generation, including SUSP, and our exposure to the business risks of SUSP by virtue of our controlling ownership interest; operational limitations imposed by our contractual arrangements with SUSP; our ability to comply with federal and state regulations including those related to alcohol, tobacco and environmental matters; wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking; costs associated with employee healthcare requirements; compliance with, or changes in, tax laws-including those impacting the tax treatment of SUSP; dependence on two principal suppliers for merchandise; dependence on suppliers for credit terms; seasonality;

dependence on senior management and the ability to attract qualified employees; acts of war and terrorism; dependence on our information technology systems; severe weather; severe or unfavorable weather conditions; cross-border risks associated with the concentration of our stores in markets bordering Mexico; impairment of goodwill or indefinite lived assets; and Susser and ETP’s ability to consummate the proposed merger; including the ability to obtain requisite shareholder approvals or to satisfy other conditions precedent to the consummation of the merger.

For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Company's most recently filed annual report on Form 10-K and subsequent quarterly filings. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Financial statements follow

Susser Holdings Corporation
Consolidated Statements of Operations and Comprehensive Income
Unaudited

	Three Months Ended		Six Months Ended
	June 30, 2013	June 29, 2014	June 30, 2013	June 29, 2014
	(dollars in thousands, except share and per share amounts)
Revenues:
Merchandise sales	$274,727	$318,186	$522,205	$594,561
Motor fuel sales	1,276,929	1,541,342	2,514,502	2,907,919
Other income	13,853	15,146	27,229	29,809
Total revenues	1,565,509	1,874,674	3,063,936	3,532,289
Cost of sales:
Merchandise	180,596	210,494	346,241	393,057
Motor fuel	1,216,042	1,470,359	2,400,752	2,784,697
Other	861	1,114	1,895	2,385
Total cost of sales	1,397,499	1,681,967	2,748,888	3,180,139
Gross profit	168,010	192,707	315,048	352,150
Operating expenses:
Personnel	50,655	63,332	101,622	121,598
General and administrative	11,263	18,375	25,310	35,832
Other operating	44,656	52,649	84,703	98,742
Rent	12,164	11,747	23,904	23,573
Loss on disposal of assets and impairment charge	679	898	1,127	1,871
Depreciation, amortization and accretion	15,144	18,338	29,326	35,379
Total operating expenses	134,561	165,339	265,992	316,995
Income from operations	33,449	27,368	49,056	35,155
Other income (expense):
Interest expense, net	(32,667)	(3,621)	(42,772)	(6,793)
Other miscellaneous	(161)	—	(239)	—
Total other expense, net	(32,828)	(3,621)	(43,011)	(6,793)
Income before income taxes	621	23,747	6,045	28,362
Income tax expense	(47)	(6,641)	(1,595)	(8,030)
Net income and comprehensive income	574	17,106	4,450	20,332
Less: Net income and comprehensive income attributable to noncontrolling interest	4,834	4,781	8,942	9,830
Net income (loss) and comprehensive income (loss) attributable to Susser Holdings Corporation	$(4,260)	$12,325	$(4,492)	$10,502
Net income (loss) per share attributable to Susser Holdings Corporation:
Basic	$(0.20)	$0.57	$(0.21)	$0.49
Diluted	$(0.20)	$0.56	$(0.21)	$0.48
Weighted average shares outstanding:
Basic	21,138,278	21,521,198	21,103,250	21,435,979
Diluted	21,138,278	21,892,850	21,103,250	21,913,534

Susser Holdings Corporation
Consolidated Balance Sheets

	December 29, 2013	June 29, 2014
		unaudited
	(in thousands, except share amounts)
Assets
Current assets:
Cash and cash equivalents	$22,461	$26,767
Accounts receivable, net of allowance for doubtful accounts of $480 at December 29, 2013 and $654 at June 29, 2014	139,146	163,437
Inventories, net	126,521	166,739
Other current assets	7,704	8,271
Total current assets	295,832	365,214
Property and equipment, net	736,860	897,523
Other assets:
Marketable securities	25,952	—
Goodwill	254,285	255,273
Intangible assets, net	41,984	44,912
Other noncurrent assets	19,692	22,214
Total assets	$1,374,605	$1,585,136
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$189,587	$222,739
Accrued expenses and other current liabilities	64,571	69,286
Current maturities of long-term debt	535	540
Total current liabilities	254,693	292,565
Revolving lines of credit	345,460	529,860
Long-term debt	29,874	3,986
Deferred tax liability, long-term portion	77,119	72,620
Other noncurrent liabilities	41,949	40,847
Total liabilities	749,095	939,878
Commitments and contingencies:
Shareholders’ equity:
Susser Holdings Corporation shareholders’ equity:
Common stock, $.01 par value; 125,000,000 shares authorized; 21,634,618 issued and 21,439,944 outstanding at December 29, 2013; 21,702,922 issued and 21,678,700 outstanding as of June 29, 2014	214	216
Additional paid-in capital	285,376	292,164
Treasury stock, common shares, at cost; 194,674 as of December 29, 2013; 24,222 as of June 29, 2014	(5,378)	(1,955)
Retained earnings	135,255	145,758
Total Susser Holdings Corporation shareholders’ equity	415,467	436,183
Noncontrolling interest	210,043	209,075
Total shareholders’ equity	625,510	645,258
Total liabilities and shareholders’ equity	$1,374,605	$1,585,136

Key Operating Metrics
The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance:

	Three Months Ended		Six Months Ended
	June 30, 2013	June 29, 2014	June 30, 2013	June 29, 2014
	(dollars and gallons in thousands, except motor fuel pricing and gross profit per gallon)
Revenue:
Merchandise sales	$274,727	$318,186	$522,205	$594,561
Motor fuel—retail	805,850	926,686	1,588,829	1,749,610
Motor fuel—wholesale to third parties (3)	471,079	614,656	925,673	1,158,309
Other	13,853	15,146	27,229	29,809
Total revenue (3)	$1,565,509	$1,874,674	$3,063,936	$3,532,289
Gross profit:
Merchandise	$94,131	$107,692	$175,964	$201,504
Motor fuel—retail	42,987	49,475	79,998	82,019
Motor fuel—wholesale to third parties (2)	10,066	12,886	18,723	24,211
Motor fuel—wholesale to Stripes (2)	7,015	7,819	13,523	15,164
Other, including intercompany eliminations	13,811	14,835	26,840	29,252
Total gross profit	$168,010	$192,707	$315,048	$352,150
Adjusted EBITDA (4):
Retail	$37,752	$39,975	$59,636	$57,423
Wholesale	15,380	18,199	27,698	34,942
Other	(2,601)	(8,164)	(5,007)	(13,349)
Total Adjusted EBITDA	$50,531	$50,010	$82,327	$79,016
Retail merchandise margin	34.3%	33.8%	33.7%	33.9%
Merchandise same-store sales growth (1)	2.2%	4.0%	3.2%	3.0%
Average per retail store per week:
Merchandise sales	$37.5	$38.8	$35.8	$36.8
Motor fuel gallons sold	32.5	32.4	31.8	32.0
Motor fuel gallons sold:
Retail	236,075	263,904	459,552	514,174
Wholesale - third party	156,165	199,105	302,817	385,202
Average retail price of motor fuel per gallon	$3.41	$3.51	$3.46	$3.40
Motor fuel gross profit cents per gallon:
Retail	18.2 ¢	18.7 ¢	17.4 ¢	16.0 ¢
Wholesale - third party (2)	6.4 ¢	6.5 ¢	6.2 ¢	6.3 ¢
Retail credit card expense cents per gallon	5.5 ¢	5.9 ¢	5.5 ¢	5.7 ¢

(1)	We include a store in the same store sales base in its thirteenth full month of our operation.

(2)	The wholesale margin from third parties excludes sales and gross profit to the retail segment.

(3)
In the fourth quarter of 2013, the Company revised its presentation of fuel taxes on motor fuel sales at its consignment locations to present such fuel taxes gross in motor fuel sales. Prior years' motor fuel sales have been adjusted to reflect this revision.

(4)
Excluding the ETP Merger-related charges, Adjusted EBITDA was $53.1 million and $82.1 million for the three and six months ended June 29, 2014, respectively. This increase in reported EBITDA would be reflected in the "Other" line above.

Reconciliations of Non-GAAP Measures to GAAP Measures
We define EBITDA as net income (loss) attributable to Susser Holdings Corporation before net interest expense, income taxes, net income attributable to noncontrolling interest and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to Adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of Adjusted EBITDA and Adjusted EBITDAR are also excluded in measuring our covenants under our revolving credit facility and indenture governing our debt agreements and indentures. EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not presented in accordance with GAAP.
We believe EBITDA, Adjusted EBITDA and Adjusted EBITDAR are useful to investors in evaluating our operating performance because:

•	securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities;

•
they facilitate management’s ability to measure the operating performance of our business on a consistent basis by excluding the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•
they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

•	they are used by our Board and management for determining certain management compensation targets and thresholds.
EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance. EBITDA, Adjusted EBITDA and Adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our existing revolving credit facilities or existing notes;

•	they do not reflect payments made or future requirements for income taxes;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDAR do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR may not be comparable to similarly titled measures of other companies.

The following tables present a reconciliation of net income (loss) attributable to Susser Holdings Corporation to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended		Six Months Ended
	June 30, 2013	June 29, 2014	June 30, 2013	June 29, 2014
	(in thousands)
Net income (loss) and comprehensive income (loss) attributable to Susser Holdings Corporation	$(4,260)	$12,325	$(4,492)	$10,502
Net income and comprehensive income attributable to noncontrolling interest	4,834	4,781	8,942	9,830
Depreciation, amortization and accretion	15,144	18,338	29,326	35,379
Interest expense, net	32,667	3,621	42,772	6,793
Income tax expense	47	6,641	1,595	8,030
EBITDA	48,432	45,706	78,143	70,534
Non-cash stock based compensation	1,259	3,406	2,818	6,611
Loss on disposal of assets and impairment charge	679	898	1,127	1,871
Other miscellaneous expense	161	—	239	—
Adjusted EBITDA	50,531	50,010	82,327	79,016
Rent	12,164	11,747	23,904	23,573
Adjusted EBITDAR	$62,695	$61,757	$106,231	$102,589

Supplementary Information - Impact of Unusual Items
(in thousands, except per share amounts)
	Three Months Ended
	June 30, 2013			June 29, 2014
	Adjusted EBITDA	Net Income Attributable to Susser Holdings Corporation	Diluted EPS	Adjusted EBITDA	Net Income Attributable to Susser Holdings Corporation	Diluted EPS
As Reported	$50,531	$(4,260)	$(0.20)	$50,010	$12,325	$0.56
May 2013 refinancing	—	16,744	0.79	—	—	—
ETP merger expenses	—	—	—	3,114	2,024	0.10
As Adjusted	$50,531	$12,484	$0.59	$53,124	$14,349	$0.66

	Six Months Ended
	June 30, 2013			June 29, 2014
	Adjusted EBITDA	Net Income Attributable to Susser Holdings Corporation	Diluted EPS	Adjusted EBITDA	Net Income Attributable to Susser Holdings Corporation	Diluted EPS
As Reported	$82,327	$(4,492)	$(0.21)	$79,016	$10,502	$0.48
May 2013 refinancing	—	16,744	0.79	—	—	—
ETP merger expenses	—	—	—	3,114	2,024	0.09
As Adjusted	$82,327	$12,252	$0.58	$82,130	$12,526	$0.57